                                   EXHIBIT 23

The Board of Directors
FirstMerit Corporation

We consent to incorporation by reference in Registration Statement Nos. 33-7266,33-47074, 33-47147, 33-57076, and 33-57557 on Forms S-8, and in
Registration Statement No. 333-43951 on Form S-4, of our report dated January 15, 1998, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the 1997 Annual Report on Form 10-K of FirstMerit Corporation.

/s/ Coopers & Lybrand LLP

Akron, Ohio
February 16, 1998